Exhibit 99.1

NEWS RELEASE

Investor Relations

301-770-3099 | www.nabi.com

FOR IMMEDIATE RELEASE

Nabi Biopharmaceuticals Announces Third Quarter 2011 Financial Results

Rockville, Maryland, November 2, 2011 – Nabi Biopharmaceuticals (NASDAQ: NABI) today announced its third quarter financial results for the quarter ended September 24, 2011. The Company’s net loss from continuing operations for the third quarter of 2011 was $2.9 million, or $0.07 per share, compared to net income of $5.1 million, or $0.12 per share, for the third quarter of 2010. Nabi also had $3.0 million, or $0.07 per share, in net income from discontinued operations for the third quarter ended September 24, 2011. Nabi had no results from discontinued operations in the third quarter of 2010.

Third quarter 2011 revenue was $1.1 million, including $0.6 million of deferred revenue amortization from the NicVAX agreement, and $0.5 million for services under the PentaStaph and NicVAX agreements. Total revenue in the third quarter of 2010 was $12.3 million including $8 million in PentaStaph milestones, $3.2 million of deferred revenue amortization from the PentaStaph and NicVAX agreements and $1.1 million for services under the PentaStaph and NicVAX agreements.

Research and development expenses were $4.4 million in the third quarter 2011 compared to $6.8 million in 2010. This decrease primarily reflects decreased costs after completion of the first NicVAX Phase III clinical trial in July 2011. There were no cost reimbursements from government grants to offset research and development expenses in the current quarter compared to $2.7 million of cost reimbursements in the third quarter of 2010. General and administrative expenses were $1.2 million for the third quarter 2011 compared to $1.4 million in the prior year period reflecting management’s efforts to reduce expenses in light of the recent results of the first NicVAX Phase III trial.

For the nine months ended September 24, 2011, the Company’s net loss from continuing operations was $5.4 million, or $0.13 cents per share, compared to net income of $7.2 million, or $0.16 cents per share, for the nine months ended September 25, 2010. Research and development expenses were $16.2 million for the current nine-month period compared to $19.2 million for the comparable 2010 period, while general and administrative expenses for the current nine-month period were $4.1 million compared to $4.4 million in 2010. Including results from discontinued operations, Nabi had a net loss of $2.5 million for the nine month period ended September 24, 2011. Nabi had no results from discontinued operations for the comparable 2010 period.

Net cash used in operating activities for the nine months ended September 24, 2011 was $14.5 million, compared to cash provided by operating activities of $41.5 million for the nine months ended September 25, 2010. The decrease is primarily the result of a reduction in the amount of the payments received from GSK, principally the $40 million payment received in March 2010 at the close of the NicVAX agreement.

Cash, cash equivalents and marketable securities totaled $102.0 million at September 24, 2011 compared to $110.7 million at the end of 2010. The decline is primarily the result of our net cash used in operations offset in part by the $5 million Phoslyra milestone.

“I am clearly disappointed with the results of the first NicVAX Phase III trial that were announced earlier in the quarter,” said Dr. Raafat Fahim, President and Chief Executive Officer of Nabi Biopharmaceuticals. “Immediately after announcing the results, we have intensified our efforts to reduce our operating costs and the financial results of the third quarter, in part, reflect that effort. In the third quarter, we received a $5 million milestone related to the launch of Phoslyra from Fresenius. We expect results from the second Phase III trial around the end of the year, which may shed some additional light as to the reasons for the failed study. Finally, we continue to closely monitor the Dutch study of NicVAX in combination with varenicline to evaluate the relapse-prevention potential of NicVAX”

Recent and Upcoming Events

•	In July 2011, reported that the first NicVAX Phase III clinical trial failed to meet its primary endpoint.

•	In July 2011, we received a $5 million Phoslo milestone from Fresenius after the first commercial sale of the new liquid formulation, Phoslyra

•	Anticipate results from the second NicVAX Phase III trial by the end of this year.

Financial Results Conference Call and Webcast Information

The Company will host a live webcast at 4:30 p.m. EDT today to discuss these results. The live webcast can be accessed at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=100445&eventID=4220891

Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your browser. The webcast is also available via the Nabi Biopharmaceuticals website at http://www.nabi.com.

If you do not have Internet access, the U.S./Canada call-in number is 800-261-3417 and the international call-in number is 617-614-3673. The passcode is 44549064. An audio replay will be available through November 9, 2011 for U.S./Canada callers at 888-286-8010 and for international callers at 617-801-6888. The replay passcode is 42793625.

The press release and an archived version of the webcast will be available on the company’s website at http://www.nabi.com.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop products that target serious medical conditions in the area of nicotine addiction. Nabi Biopharmaceuticals is currently developing NicVAX® (Nicotine Conjugate Vaccine), an innovative and proprietary investigational vaccine for treatment of nicotine addiction and prevention of smoking relapse. The company is headquartered in Rockville, Maryland. For additional information about Nabi Biopharmaceuticals, please visit www.nabi.com

Forward-Looking Statements

Statements in this release that are not strictly historical are forward-looking statements and include statements about products in development, results and analyses of clinical trials and studies, research and development expenses, cash expenditures, licensure applications and approvals, and alliances and partnerships, among other matters. You can identify these forward-looking statements because they involve our expectations, intentions, beliefs, plans, projections, anticipations, or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to our ability to conduct and obtain successful results from our two Phase III clinical trials for NicVAX (our first Phase III clinical trial failed to meet its primary endpoint) or our Dutch study of NicVAX in combination with varenicline; GlaxoSmithKline Biologicals (GSK) failure to exercise its option for and successfully commercialize NicVAX; GSK’s failure to successfully develop and commercialize any future generation candidate nicotine vaccine; our ability to commercialize NicVAX if GSK does not exercise its option for NicVAX; our ability to raise sufficient new capital resources to fully develop and commercialize NicVAX if GSK does not exercise its option for NicVAX; our ability to identify an alternative partner or to raise sufficient new capital resources to fully develop and commercialize NicVAX if GSK does not exercise the NicVAX option; our ability to successfully contract with and obtain manufactured NicVAX product from contract manufacturing organizations; our ability to attract, retain and motivate key employees; our ability to collect royalty payments under the PhosLo agreement; the ability to obtain regulatory approval for NicVAX and any future generation candidate nicotine vaccine in the U.S. or other markets; our ability to comply with reporting and payment obligations under government rebate and pricing programs; and loss of full use of our net operating loss carryforwards. Some of these factors are more fully discussed, as are other factors, in our Annual Report on Form 10-K for the fiscal year ended December 25, 2010 filed with the Securities and Exchange Commission. We do not undertake to update any of these forward-looking statements or to announce the results of any revisions to these forward-looking statements except as required by law.

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 24, 2011	December 25, 2010
ASSETS
Current assets:
Cash and cash equivalents	$92,948	$53,564
Marketable securities	9,065	54,603
Receivables	891	1,030
Prepaid expenses and other current assets	873	829

Total current assets	103,777	110,026

Marketable securities	—	2,500
Property and equipment, net	274	597

Other assets	—	748

Total assets	$104,051	$113,871

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$983	$552
Accrued expenses and other current liabilities	4,564	7,377
Deferred revenue	2,526	7,797

Liabilities of discontinued operations	1,817	2,207

Total current liabilities	9,890	17,933
Deferred revenue	33,474	35,368

Total liabilities	43,364	53,301

Stockholders’ equity:
Series A Junior participating preferred stock	—	—
Common stock	6,358	6,321
Capital in excess of par value	372,985	370,366
Treasury stock	(92,567)	(92,567)
Other comprehensive loss	(1)	(3)

Accumulated deficit	(226,088)	(223,547)

Total stockholders’ equity	60,687	60,570

Total liabilities and stockholders’ equity	$104,051	$113,871

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Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 24, 2011	September 25, 2010	September 24, 2011	September 25, 2010
Revenue:
Revenue	$1,086	$12,335	$14,003	$30,925
Operating expenses:
Costs of services	344	843	1,518	2,128
Research and development expenses	4,388	6,801	16,179	19,236
General and administrative expenses	1,291	1,415	4,059	4,380

Total operating expenses	6,023	9,059	21,756	25,744

Operating income (loss)	(4,937)	3,276	(7,753)	5,181
Interest income	32	75	154	166
Interest expense	—	(13)	—	(200)
Other income (expense), net	(17)	32	58	297

Income (loss) from continuing operations before income taxes	(4,922)	3,370	(7,541)	5,444
Benefit from income taxes	2,018	1,765	2,018	1,765

Income (loss) from continuing operations	(2,904)	5,135	(5,523)	7,209
Income from discontinued operations, (net of tax provision of $2.0 million)	2,982	—	2,982	—

Net income (loss)	$78	$5,135	$(2,541)	$7,209

Basic income (loss) per share
Continuing operations	$(0.07)	$0.12	$(0.13)	$0.16
Discontinued operations	$0.07	$—	$0.07	$—

Diluted income (loss) per share
Continuing operations	$(0.07)	$0.12	$(0.13)	$0.16
Discontinued operations	$0.07	$—	$0.07	$—

Basic weighted average shares outstanding	42,397	42,356	42,269	45,084
Diluted weighted average shares outstanding	42,397	42,538	42,269	45,304

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Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Nine Months Ended
	September 24, 2011	September 25, 2010

Cash flow from operating activities:
Net income (loss) from continuing operations	$(5,523)	$7,209
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used in) operating activities from continuing operations:
Depreciation and amortization	130	302
Non-cash intra-period tax allocation	(2,018)	—
Accretion of discount on convertible senior notes	—	99
Share-based compensation	2,011	1,895
Loss (gain) on sale of property and equipment	29	(4)
Changes in assets and liabilities:
Receivables	139	5,135
Prepaid expenses and other assets	704	(1,485)
Accounts payable, accrued expenses and other liabilities	(2,375)	952
Deferred revenue	(7,165)	27,985

Net cash provided by (used in) operating activities from continuing operations	(14,068)	42,088

Net cash used in operating activities from discontinued operations	(391)	(609)

Net cash provided by (used in) operating activities	(14,459)	41,479

Cash flow from investing activities:
Proceeds from maturities of marketable securities	59,680	103,615
Purchases of marketable securities	(11,640)	(118,966)
Proceeds from sales of property and equipment	158	50
Capital expenditures	(1)	(3)

Net cash provided by (used in) investing activities from continuing operations	48,197	(15,304)

Net cash provided by investing activities from discontinued operations	5,000	—

Net cash provided by (used in) investing activities	53,197	(15,304)

Cash flow from financing activities:
Proceeds from issuances of common stock for employee benefit plans	646	413
Purchase of common stock for treasury	—	(42,768)
Repurchase of convertible senior notes	—	(6,050)

Net cash provided by (used in) financing activities	646	(48,405)

Net increase (decrease) in cash and cash equivalents	39,384	(22,230)
Cash and cash equivalents at beginning of period	53,564	59,510

Cash and cash equivalents at end of period	$92,948	$37,280

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